Exhibit 99.1

RealPage Receives Antitrust Clearance from the U.S. Department of Justice for the Acquisition of Lease Rent Options, LRO®

Acquisition Expected to Close in December

RICHARDSON, Texas (November 28, 2017) --RealPage, Inc. (NASDAQ:RP), a leading global provider of software and data analytics to the real estate industry, today announced that it has received antitrust clearance from the U.S. Department of Justice for the proposed acquisition of LRO, a revenue management solution that empowers optimized pricing for over 1.5 million apartment units.

“Price optimization creates real opportunity to increase asset values and yields from the nearly $3.0 trillion of apartment stock in the U.S. that turns over at approximately $150 billion per year,” said Steve Winn, Chairman and CEO of RealPage. “We expect our combined platform to drive accelerated, sustained revenue growth in our Asset Optimization product family over the long-term. We believe we have all of the components necessary to offer new and innovative solutions that will bring efficiency and precision to the apartment real estate sector which has historically lacked the solutions available in other investment classes.”

The benefits expected to result from the acquisition are compelling. RealPage believes the acquisition will:

•	Better position RealPage to penetrate an emerging global market opportunity to optimize operational and transactional yields for rental housing assets.

•	Expand the company’s real-time lease transaction data, which is expected to improve optimization of new and renewal prices for rental housing leases.

•	Provide additional data science talent and data modeling tools that allow for better harvesting and placement of capital in the rental housing industry.

•
Accelerate technological advancement in an industry that is ripe for adoption: RealPage estimates that less than 10% of owners and operators of the 45 million rental housing properties in the U.S. currently utilize data-driven pricing science. International markets are believed to possess an even lower rate of adoption for asset optimization software and data analytic solutions.

•	Add 500,000 new units opening up cross selling opportunities for other products and services offered by RealPage.

The acquisition purchase price of $300 million in cash is subject to working capital adjustments and post-acquisition indemnification claims. For the year ended December 31, 2017, the company expects LRO will generate revenue and adjusted EBITDA of approximately $40.3 million and $12.0 million, respectively. RealPage expects to close the transaction in December 2017 and integration is expected to be completed in 2018. RealPage expects the purchase price valuation to represent approximately 12 times Adjusted EBITDA on a run-rate basis once integration efforts are complete.

About RealPage
RealPage is a leading global provider of software and data analytics to the real estate industry. Clients use our platform to improve operating performance and increase capital returns. Founded in 1998 and headquartered in Richardson, Texas, RealPage currently serves nearly 12,500 clients worldwide from offices in North America, Europe and Asia. For more information about the company, visit https://www.realpage.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking” statements relating to the expected timing of the closing of the LRO acquisition by RealPage, Inc., the expected financial and other benefits to RealPage and its current and future customers, (including LRO customers), expectations for LRO revenue and adjusted EBITDA in 2017, and expectations as to the purchase price valuation as a multiple of Adjusted EBITDA on a run-rate basis once integration efforts are complete. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” or similar expressions and the negatives of those terms. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Additional factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions, including leasing velocity or uncertainty, could cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (b) an increase in insurance claims; (c) an increase in customer cancellations; (d) the inability to increase sales to existing customers and to attract new customers; (e) RealPage’s failure to integrate the LRO assets or other acquired businesses and any future acquisitions successfully or to achieve expected synergies; (f) the timing and success of new product introductions by RealPage or its competitors (including products acquired through the LRO acquisition or through other acquisitions); (g) changes in RealPage’s pricing policies or those of its competitors; (h) legal or regulatory proceedings; (i) the inability to achieve revenue growth or to enable margin expansion; and (j) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (“SEC”) by RealPage, including its Annual Report on Form 10-K filed with the SEC on March 1, 2017 and its Quarterly Report on Form 10-Q filed on November 7, 2017. All information provided in this release is as of the date hereof and RealPage undertakes no duty to update this information except as required by law.

Contact:
Investor Relations
Rhett Butler
(972) 820-3773
rhett.butler@realpage.com